Exhibit 99.1

XOMA Royalty Enters into Agreement to Acquire Generation Bio

- Acquisition provides XOMA Royalty with potential milestone and royalty payments under Generation Bio’s collaboration with Moderna -

- Generation Bio’s cell-targeted lipid nanoparticles (ctLNP) delivery platform for small interfering RNA (siRNA) and other nucleic acid therapies to be included in XOMA Royalty’s portfolio -

EMERYVILLE, Calif. and CAMBRIDGE, Mass., December 15, 2025 (GLOBE NEWSWIRE) – XOMA Royalty Corporation (“XOMA Royalty”) (NASDAQ: XOMA), the biotech royalty aggregator, announced today it has entered into an agreement to acquire Generation Bio Co. (“Generation Bio”) (NASDAQ: GBIO) for a cash price of $4.2913 per share at the closing of the merger. Generation Bio stockholders also will receive one non-transferable contingent value right (“CVR”) per share that entitles holders to receive potential payments of a pro rata portion of:

•	100% of the amount by which net cash at closing, as finally determined pursuant to the CVR agreement, exceeds $29 million;

•	either 90% or 100% of any savings realized by XOMA Royalty on the Company’s Cambridge office lease obligations, subject to the timing of resolution of the lease obligations;

•

a share of any proceeds from Generation Bio’s existing license agreement with Moderna, which includes potential development and commercial milestones and royalties on commercial sales, calculated on a sliding scale delivering up to 90% of such payments to CVR holders; and

•	a share of payments from any out license or sale of the Generation Bio ctLNP delivery platform, calculated on a sliding scale delivering up to 70% of such payments to CVR holders following the closing.

Following a thorough review process conducted with the assistance of its legal and financial advisors, Generation Bio’s board of directors has determined that the acquisition by XOMA Royalty is in the best interests of all Generation Bio stockholders and has unanimously approved the Merger Agreement.

Terms

Pursuant and subject to the terms of the Merger Agreement, a wholly owned subsidiary of XOMA Royalty will commence a tender offer (the “Offer”) within 15 business days, to acquire all outstanding shares of Generation Bio common stock. Closing of the Offer is subject to certain conditions, including the tender of Generation Bio common stock representing at least a majority of the total number of outstanding shares and other customary closing conditions. Immediately following the closing of the tender offer, Generation Bio will merge with a subsidiary of XOMA Royalty, and all remaining shares not tendered in the offer, other than appraisal shares, will be converted into the right to receive the same cash and CVR consideration per share as is provided in the tender offer.

Generation Bio stockholders in possession of approximately 15% of Generation Bio common stock have signed support agreements under which such stockholders agreed to tender their shares in the Offer and support the merger. The acquisition is expected to close in February 2026.

Advisors

XOMA Royalty was represented by Gibson, Dunn & Crutcher LLP. TD Cowen served as financial advisor, and Wilmer Cutler Pickering Hale and Dorr LLP served as legal counsel, to Generation Bio.

About XOMA Royalty Corporation

XOMA Royalty is a biotechnology royalty aggregator playing a distinctive role in helping biotech companies achieve their goal of improving human health. XOMA Royalty acquires the potential future economics associated with pre-commercial and commercial therapeutic candidates that have been licensed to pharmaceutical or biotechnology companies. When XOMA Royalty acquires the future economics, the sellers receive non-dilutive, non-recourse funding they can use to advance their internal drug candidate(s) or for general corporate purposes. XOMA Royalty has an extensive and growing portfolio of assets (asset defined as the right to receive potential future economics associated with the advancement of an underlying therapeutic candidate). For more information about XOMA Royalty and its portfolio, please visit www.xoma.com or follow XOMA Royalty Corporation on LinkedIn.

About Generation Bio

Generation Bio is a biotechnology company that was historically working to change what’s possible for people living with T cell-driven autoimmune diseases. Generation Bio’s approach leveraged cell-targeted lipid nanoparticles (ctLNP) to selectively deliver small interfering RNA (siRNA) to T cells.

For more information, please visit www.generationbio.com.

XOMA Royalty Forward-Looking Statements/Explanatory Notes

Certain statements contained in this press release are forward-looking statements, including statements regarding the expected timing and ability to satisfy the conditions required to close the tender offer, the merger and transactions related to the Merger Agreement, the ability of XOMA Royalty to monetize Generation Bio’s delivery platform for the benefit of XOMA Royalty and Generation Bio stockholders, and the ability to achieve any dispositions within the disposition period under the CVR. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “approximately,” “look to,” “plan,” “expect,” “may,” “will,” “could” or “should,” the negative of these terms or similar expressions. These forward-looking statements are not a guarantee of XOMA Royalty’s performance, and you should not place undue reliance on such statements. These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks including the risk that XOMA Royalty does not achieve anticipated net cash after winding down Generation Bio’s operations and concluding remaining activities, the risk that XOMA Royalty is unable to develop or otherwise enter into dispositions related to the Generation Bio programs, and risks that the conditions to the closing the merger in the Merger Agreement are not satisfied. Other potential risks to XOMA Royalty meeting these expectations are described in more detail in XOMA Royalty’s most recent filing on Form 10-Q and in other filings with the Securities and Exchange Commission. Any forward-looking statement in this press release represents XOMA Royalty’s beliefs and assumptions only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. XOMA Royalty disclaims any obligation to update any forward-looking statement, except as required by applicable law.

EXPLANATORY NOTE: Any references to “portfolio” in this press release refer strictly to milestone and/or royalty rights associated with a basket of drug products in development. Any references to “assets” in this press release refer strictly to milestone and/or royalty rights associated with individual drug products in development.

Generation Bio Cautionary Note Regarding Forward-Looking Statement

This press release contains “forward-looking” statements that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those implied by the forward-looking statements. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding the proposed transactions between XOMA Royalty and Generation Bio, including the Offer and merger, the expected timetable for completing the proposed transactions, the potential benefits of the transactions, the potential consideration amount from the proposed transactions and the terms of the Merger Agreement and CVR agreement, and any other statements about Generation Bio’s management’s future expectations, beliefs, goals, plans or prospects. Generation Bio may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including, among other things, the risk that the proposed transactions may not be completed in a timely manner, or at all, which may adversely affect Generation Bio’s business and the price of its common stock; the possibility that various closing conditions of the Offer or the merger may not be satisfied or waived; uncertainty regarding how many of Generation Bio’s stockholders will tender their shares in the Offer; the risk that competing offers or acquisition proposals will be made; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement and the transactions; uncertainty as to the ultimate transaction costs; the possibility that milestone payments related to the CVR will never be achieved and that no milestone payments may be made; the effect of the announcement or pendency of the proposed transactions on Generation Bio’s trading price, business, operating results and relationships with collaborators, vendors, competitors and others; the risk that stockholder litigation or legal proceedings in connection with the proposed transactions may result in significant costs of defense, indemnification and liability, or present risks to the timing or certainty of the closing of the proposed transactions; the outcome of any stockholder litigation or legal proceedings that may be instituted against Generation Bio related to the Merger Agreement or the proposed transactions; changes in Generation Bio’s businesses during the period between announcement and closing of the proposed transactions; uncertainties pertaining to other business effects, including the effects of industry, market, economic, political or regulatory conditions, future exchange and interest rates and changes in tax and other laws, regulations, rates and policies; and other risks and uncertainties, any of which could cause Generation Bio’s actual results to differ from those contained in the forward-looking statements, that are described in greater detail in the section entitled “Risk Factors” in Generation Bio’s Quarterly Report on Form 10-Q for the period ended September 30, 2025 filed with the SEC on November 5, 2025, as well as in other filings Generation Bio may make with the SEC in the future and in the Schedule TO and related Offer documents to be filed by XOMA Royalty. Any forward-looking statements contained in this filing speak only as of the date hereof, and Generation Bio does not undertake and expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

Important Information and Where to Find It

The Offer for the outstanding shares of Generation Bio referenced in this press release has not yet commenced. This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities, nor is it a substitute for the Offer materials that XOMA Royalty and its subsidiary will file with the SEC. At the time the Offer is commenced, XOMA Royalty and its subsidiary will file Offer materials on Schedule TO, and, thereafter, Generation Bio will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Offer.

THE OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. HOLDERS OF SHARES OF GENERATION BIO’S COMMON STOCK ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL EACH CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF SHARES OF GENERATION BIO’S COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.

The Offer to Purchase, related Letter of Transmittal and certain other Offer documents will be made available to Generation Bio common stock holders at no expense upon request and will be made available to the public for free at the SEC’s website at www.sec.gov or by accessing the Investor Relations section of both companies website at https://www.investors.xoma.com and https://investors.generationbio.com/investor-relations.

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XOMA Royalty Investor Contact	XOMA Royalty Media Contact
Juliane Snowden	Kathy Vincent
XOMA Royalty Corporation	KV Consulting & Management
+1 646-438-9754	kathy@kathyvincent.com
juliane.snowden@xoma.com

Investors and Media Contact

Kevin Conway

Generation Bio

investors@generationbio.com

(857) 371-4721